United States
                    Securities and Exchange Commission
                         Washington, D.C. 20549



                              FORM 8-K




                         Current Report
               Pursuant to Section 13 OR 15(d) of the
                    Securities Exchange Act of 1934



     February 13, 1997                            0-8574
     Date of Report (Date               Commission File Number
of earliest event reported)


                        Microwave Power Devices, Inc.
          (Exact name of registrant as specified in its charter)



Delaware                                          13-3622306
(State or other jurisdiction                      (I.R.S.)
Employer Identification Number
of incorporation or organization)


                        49 Wireless Boulevard
                   Hauppague, New York  11788-3935

                   (Address of Principal Executive
                      Offices) (Zip Code)



                         (516) 231-1400
     (Registrant's telephone number, including area code)










Item 5.   Other Events

     On February 13, 1997, the Registrant's operating subsidiary, MPD Technologies, Inc. ("MPDT"), entered into a new $13,000,000 credit facility (the "Facility") with IBJ Schroder Bank & Trust Company ("IBJS"). The Facility consists of a $10,300,000 revolving credit loan and a $2,700,000 term loan. The Registrant has guaranteed all of the obligations of MPDT under the Facility. MPDT used a portion of the proceeds to repay its existing bank line in full.

     The loans bear interest at a rate equal to the higher of the base commercial lending rate of IBJS and the Federal Funds Rate in effect plus 0.50% plus a) 1.25% for the term loan and b) 1.0% for the revolving credit loan. Aggregate borrowings under the revolving credit loan are limited by a borrowing base calculation to the sum of 85% of eligible accounts receivable and 40% of eligible raw materials and work-in-process inventory (borrowings based on eligible inventory are limited to $6,000,000). Payments of principal on the term loan are due in monthly installments of $50,000 on the first of each month commencing April, 1997. The Facility matures February 12, 2000, and is renewable thereafter for one-year terms.

     The Facility contains certain covenants including a covenant to maintain a certain fixed charge coverage ratio. The Facility also contains restrictions on the payment of dividends. The Facility is collateralized by accounts receivable, inventory, equipment and certain other assets of MPDT.


Item 7.   Exhibits

10.1 Loan and Security Agreement dated as of February 13, 1997 among IBJ Schroder Bank & Trust Company, as Lender and Agent, and
MPD Technologies, Inc.

10.2   Guaranty by Microwave Power Devices, Inc. dated as of
February 13, 1997.






                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MICROWAVE POWER DEVICES, INC.

                              By: /s/ Paul E. Donofrio
                                      Vice President Finance and
                                      Chief Financial Officer
February 27, 1997





                         EXHIBIT INDEX



Exhibit                  Description


10.1 Loan and Security Agreement dated as of February 13, 1997 among INJS Schroder
     Bank & Trust Company, as Lender and Agent, and MPD Technologies, Inc.

10.2 Guaranty by Microwave Power Devices, Inc.
     dated as of February 13, 1997.